Pulse Biosciences Reports Fourth Quarter and Full Year 2020 Financial Results

HAYWARD, Calif. [Business Wire] – February 22, 2021 – Pulse Biosciences, Inc. (Nasdaq: PLSE), a novel bioelectric medicine company progressing its Nano-Pulse Stimulation™ (NPS™) technology, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Recent Highlights

•	Received U.S. Food and Drug Administration (FDA) clearance for the CellFX® System for dermatologic procedures requiring ablation and resurfacing of the skin
•	Received CE mark approval for the CellFX System
•

Initiated the CellFX System Controlled Launch program in the U.S. and Europe, including system implementations and completion of the first procedures performed by participating Key Opinion Leader (KOL) aesthetic dermatologists

•	Continued preparation to make an FDA 510(k) submission for a sebaceous hyperplasia (SH) specific indication for the CellFX System as early as the end of the first quarter of 2021
•	Enrolled and treated the first patients in an IDE pivotal comparison study to evaluate the treatment of cutaneous non-genital warts using the CellFX System

“Our diligent efforts throughout 2020 resulted in regulatory clearances for the CellFX System in the U.S. and Europe. We believe these achievements highlight the safety and efficacy of our CellFX System for use in aesthetic dermatology. Along with our clinical investigators, we have built a strong foundation from which we intend to expand CellFX System indications for use, first in aesthetic dermatology and subsequently for other applications over time, as we execute on our stepwise regulatory strategy,” said Darrin Uecker, President and CEO of Pulse Biosciences. “The detailed and thoughtful preparation by our team has enabled the immediate implementation of our Controlled Launch program of the CellFX System integrated with CellFX CloudConnect services. In both the U.S. and in Europe, we now have KOLs performing CellFX procedures. This measured approach is our top focus in 2021 and will lay the groundwork for long term adoption of the CellFX System with CellFX CloudConnect and growth for Pulse Biosciences.”

Fourth Quarter 2020 Results

Cash, cash equivalents and investments totaled $20.5 million as of December 31, 2020, compared to $29.6 million as of September 30, 2020. Cash used in the fourth quarter of 2020 totaled $9.1 million. Excluding net proceeds received in our June 2020 rights offering, cash use for the full year ended December 31, 2020 totaled $34.6 million, compared to $34.2 million for the full year 2019.

Operating expenses for the three months ended December 31, 2020 were $13.8 million, compared to $13.9 million for the prior year period. Fourth quarter 2020 operating expenses included stock-based compensation expense of $2.4 million, compared to $3.5 million in the fourth quarter of 2019.

Operating expenses for the twelve months ended December 31, 2020 were $50.0 million, compared to $48.0 million for the prior year period. Stock-based compensation expense for the twelve months ended December 31, 2020 was $10.1 million, compared to $11.3 million in the prior year period. The increase in operating expenses was primarily driven by the expansion of operational infrastructure and increased headcount to support preparations for commercialization.

Net loss for the three months ended December 31, 2020 was ($13.8) million in line with the same ($13.8) million for the three months ended December 31, 2019. Net loss for the twelve months ended December 31, 2020 was ($49.9) million, compared to ($47.0) million for the twelve months ended December 31, 2019.

Impact of COVID-19

The COVID-19 pandemic had minimal impact on our operations in the fourth quarter of 2020. Product development, execution of clinical trials, regulatory timelines and controlled commercial launch have not been materially affected at this time but due to the uncertain scope and duration of the pandemic, future impact to our operations and financial results cannot be reasonably estimated.

Webcast and Conference Call Information

Pulse Biosciences’ management will host a conference call today, February 22, 2021 beginning at 1:30pm PT. Investors interested in listening to the conference call may do so by dialing 1-877-705-6003 for domestic callers or 1-201-493-6725 for international callers. A live and recorded webcast of the event will be available at http://investors.pulsebiosciences.com/.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The CellFX® System is the first commercial product to harness the distinctive advantages of the Company’s proprietary Nano-Pulse Stimulation™ (NPS™) technology, such as the ability to non-thermally clear cells while sparing non-cellular tissue, to treat a variety of applications for which an optimal solution remains unfulfilled. Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy. The initial commercial use of the CellFX System is to address a range of dermatologic conditions that share high demand among patients and practitioners for improved dermatologic outcomes. Designed as a multi-application platform, the CellFX System offers customer value with a utilization-based revenue model. To learn more, please visit pulsebiosciences.com.

To stay informed about the CellFX System, please visit CellFX.com and sign up for updates.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding regulatory clearance and the timing of FDA and other regulatory filings or approvals, including meetings with FDA and the ability of the Company to successfully complete a 510(k) submission for the CellFX System for a SH-specific indication or other dermatologic indications, the ability of the Company to obtain a Medical Device License from Health Canada  for the CellFX System, NPS technology including the effectiveness of such technology, the CellFX System including the benefits of the CellFX System and expected benefits from the commercialization of the CellFX System, current and planned future clinical studies and the ability of the Company to execute such studies and the results of any such studies, other matters related to its pipeline of product candidates, the Company’s market opportunity and commercial launch plans, including the market for aesthetic dermatologic procedures and the treatment of SH, and expectations regarding adoption of the CellFX System, , future financial performance, the impact of COVID-19 and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences

Sandra Gardiner, EVP and CFO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk

504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com

PULSE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$12,463	$6,899
Investments	8,012	18,499
Prepaid expenses and other current assets	1,864	1,005
Total current assets	22,339	26,403

Property and equipment, net	2,478	2,566
Intangible assets, net	3,882	4,547
Goodwill	2,791	2,791
Right-of-use assets	9,438	5,114
Other assets	365	494
Total assets	$41,293	$41,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,717	$1,963
Accrued expenses	5,326	2,496
Lease liability, current	542	—
Total current liabilities	7,585	4,459

Lease liability, less current portion	10,814	6,719
Total liabilities	18,399	11,178

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized – 50,000 shares; no shares issued and outstanding	—	—
Common stock, $0.001 par value: authorized – 500,000 shares; issued and outstanding – 25,550 shares and 20,825 shares at December 31, 2020 and December 31, 2019, respectively	25	21
Additional paid-in capital	195,410	153,401
Accumulated other comprehensive income (loss)	(1)	4
Accumulated deficit	(172,540)	(122,689)
Total stockholders’ equity	22,894	30,737
Total liabilities and stockholders’ equity	$41,293	$41,915

PULSE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$—
Operating expenses:
General and administrative	6,165	7,174	22,856	22,327
Research and development	7,425	6,590	26,444	24,961
Amortization of intangible assets	166	167	665	666
Total operating expenses	13,756	13,931	49,965	47,954
Other income:
Interest income	6	143	114	983
Total other income	6	143	114	983
Net loss	(13,750)	(13,788)	(49,851)	(46,971)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	(2)	(4)	(5)	5
Comprehensive loss	$(13,752)	$(13,792)	$(49,856)	$(46,966)
Net loss per share:
Basic and diluted net loss per share	$(0.54)	$(0.66)	$(2.14)	$(2.26)
Weighted average shares used to compute net loss per common share — basic and diluted	25,360	20,799	23,248	20,746

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
Stock Based Compensation Expense:	2020	2019	2020	2019
General and administrative	$1,333	$2,585	$6,062	$7,466
Research and development	1,056	963	4,013	3,821
Total stock-based compensation expense	$2,389	$3,548	$10,075	$11,287